Exhibit 99.4

The Chefs’ Warehouse, Inc.

Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION RELATING TO THE PURCHASE

The unaudited pro forma condensed combined financial information has been prepared using the purchase method of accounting, giving effect to the purchase of Michael’s Finer Meats, LLC (“Michael’s”) by The Chefs’ Warehouse, Inc. (the “Company”, “we”, or “us”) which was completed on August 10, 2012 (the “purchase”). The unaudited pro forma condensed combined balance sheet combines the historical financial information of the Company and Michael’s as of June 29, 2012, and assumes that the purchase was completed on that date. The unaudited pro forma condensed combined statements of operations for the year ended December 30, 2011 and the twenty-six weeks ended June 29, 2012 give effect to the purchase as if the purchase had been completed on December 24, 2010. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition of the combined company had the purchase been completed on the dates described above, nor is it necessarily indicative of the future results of operations or financial position of the combined company.

The pro forma financial information includes adjustments to record assets and liabilities of Michael’s at their estimated respective fair values based on available information and to give effect to the financing for the purchase and related transactions. The pro forma adjustments included herein are subject to change depending on changes in the components of assets and liabilities and as additional analyses are performed. The final allocation of the purchase price of Michael’s will be determined after completion of a thorough analysis to determine the fair value of Michael’s tangible and identifiable intangible assets and liabilities as of the date the purchase was completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities, and may impact the Company’s statement of operations in future periods. Any changes to Michael’s members’ equity, including results of operations from June 29, 2012, through the date the purchase was completed, will also change the purchase price allocation, which may include the recording of a higher or lower amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The Company anticipates that the purchase will provide the combined company with financial benefits that included increased sales, additional customers, expanded geographic reach and enhanced capabilities in the center-of-the-plate protein category. The unaudited pro forma condensed combined financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect any cost savings from operating efficiencies, synergies or restructurings that could result from the purchase. Additionally, the unaudited pro forma condensed combined financial information does not reflect additional revenue opportunities following the purchase and does not attempt to predict or suggest future results.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of the Company and Michael’s.

The unaudited pro forma stockholders’ equity and net loss are qualified by the statements set forth under this caption and should not be considered indicative of the market value of the Company’s common stock or the actual or future results of operations of the Company for any period. Actual results may be materially different from the pro forma information presented.

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 29, 2012 (in thousands)

	Chefs’ historical	Michael’s historical	Pro forma adjustments	Note	Pro forma combined
ASSETS
Cash and cash equivalents	$2,436	$2,562	$(2,562)	4a	$2,436
Accounts receivable, net	44,189	7,209	—		51,398
Inventories, net	27,419	8,852	—		36,271
Deferred taxes, net	1,453	—	—		1,453
Prepaid expenses and other assets	3,879	—	—		3,879

Total current assets	79,376	18,623	(2,562)		95,437
Restricted cash	11,002	—	—		11,002
Equipment and leasehold improvements, net	6,340	2,275	426	4c	9,041
Software costs, net	428	—	—		428
Goodwill	30,780	30,485	(17,993)	4d	43,272
Intangible assets, net	11,476	—	26,282	4d	37,758
Deferred taxes, net	978	—	—		978
Other assets	2,815	965	(835)	4b	2,945

Total assets	$143,195	$52,348	$5,318		$200,861

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$32,754	$2,301	$—		$35,055
Accrued liabilities	2,632	360	—		2,992
Accrued compensation	2,895	388	—		3,283
Current portion of long term debt	4,612	5,622	(5,563)	4e	4,671

Total current liabilities	42,893	8,671	(5,563)		46,001
Long-term debt, net of current portion	68,254	11,862	42,696	4e	122,812
Other liabilities and deferred credits	1,028	—	—		1,028

Total liabilities	$112,175	$20,533	$37,133		$169,841
Common stock	209	—	—		209
Additional paid-in capital	20,164	—	—		20,164
Members equity	—	31,815	(31,815)	4f	—
Retained earnings	10,647	—	—		10,647

Total stockholders’ equity	31,020	31,815	(31,815)		31,020

Total liabilities and stockholders’ equity	$143,195	$52,348	$5,318		$200,861

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Twenty-Six Weeks Ended

June 29, 2012 (in thousands, except per share data)

	Chefs’ historical	Michael’s historical	Pro forma adjustments	Note	Pro forma combined
Net revenues	$212,894	$42,583	$—		$255,477
Cost of sales	156,374	32,353	—		188,727

Gross profit	56,520	10,230	—		66,750
Operating expenses	42,945	7,310	635	5a	50,890

Operating income	13,575	2,920	(635)		15,860
Interest expense	1,444	807	148	5b	2,399
Gain on fluctuation of interest rate swap	—	(159)	159	5c	—

Income before income taxes	12,131	2,272	(942)		13,461
Provision for income taxes	5,039	—	553	5d	5,592

Net income	7,092	2,272	(1,495)		7,869

Income from continuing operations per share
Basic	$0.35	$—	—		$0.38
Diluted	0.34	—	—		0.38
Weighted-average common shares outstanding
Basic	20,526,293	—	—		20,526,293
Diluted	20,876,995	—	—		20,876,995

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended

December 30, 2011 (in thousands, except per share data)

	Chefs’ historical	Michael’s historical	Pro forma adjustments	Note	Pro forma combined
Net revenues	$400,632	$81,334	$—		$481,966
Cost of sales	294,698	62,165	—		356,863

Gross profit	105,934	19,169	—		125,103
Operating expenses	78,138	13,920	1,512	5a	93,570

Operating income	27,796	5,249	(1,512)		31,533
Interest expense	14,570	1,989	(50)	5b	16,509
Gain on fluctuation of interest rate swap	(81)	(588)	588	5c	(81)
Loss on sale of assets	6	—	—		6

Income before income taxes	13,301	3,848	(2,050)		15,099
Provision for income taxes	5,603	—	757	5d	6,360

Net income	7,698	3,848	(2,807)		8,739

Income from continuing operations per share
Basic	$0.44	$—	—		$0.50
Diluted	0.43	—	—		0.48
Weighted-average common shares outstanding
Basic	17,591,376	—	—		17,591,376
Diluted	18,031,651	—	—		18,031,651

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (in thousands)

1 Description of the transaction

On August 10, 2012, two wholly owned subsidiaries of the Company entered into a securities purchase agreement (the “purchase agreement”) pursuant to which the subsidiaries acquired 100% of the equity securities of Michael’s for approximately $54,267 subject to customary post-closing working capital adjustments. The purchase was funded with borrowings under the Company’s revolving credit facility.

2 Basis of preparation

The unaudited pro forma condensed combined financial information has been derived from the historical financial information of the Company and Michael’s and was prepared using the acquisition method of accounting in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the purchase date. In addition, ASC 805 establishes that the consideration transferred be measured at the closing date of the purchase at the then-current market price. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. the Company anticipates that the values assigned to the assets acquired and liabilities assumed will be finalized during the measurement period following the August 10, 2012 closing date.

The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or restructurings that could result from the purchase. Additionally, the unaudited pro forma condensed combined financial information does not reflect additional revenue opportunities following the purchase.

3 Purchase accounting

The following is a preliminary estimate of the assets acquired and the liabilities assumed by The Company in the purchase, reconciled to the estimate of consideration transferred:

Purchase Consideration	$54,267

Recognized amounts of identifiable assets acquired and liabilities assumed:
Accounts receivable, net	$7,209
Inventories, net	8,852
Equipment and leasehold improvements, net	2,701
Other assets	130
Accounts payable	(2,301)
Accrued liabilities	(360)
Accrued compensation	(388)
Capital lease obligation	(350)
Identified intangible assets	26,282

Net recognized amounts of identifiable assets acquired	$41,775

Goodwill	$12,492

a) Intangible assets: As of the effective date of the purchase, intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of the unaudited pro forma condensed combined financial information, the Company assumed that all assets will be used in a manner that represents their highest and best use from a market participant’s perspective. The following reflects the estimated fair values and useful lives of the significant intangible assets identified based on the Company’s preliminary purchase accounting assessments:

	Estimated fair value (in millions)	Estimated useful life (in years)
Customer relationships	$11,741	10
Trade names and trademarks	12,724	12-20
Covenants not-to-compete	1,817	5

Total	$26,282

The fair value of customer relationships has been estimated using an income approach, excess earnings method, based on cash flow projections. In this method, the fair value of the asset reflects the present value of the stream of net cash flows that will be generated by the asset over the projection period. The net cash flow is the net sales attributable to the existing customer relationships for products that were available to the customers as of the acquisition date, less cost of goods sold, operating expenses, and charges for the use of other assets. The fair value of Michael’s trade names and associated trademarks has been estimated using an income-based methodology referred to as the relief-from-royalty method. This method makes use of market participant assumptions regarding the estimated future intended use of these assets, the hypothetical royalty payments that a market participant would be required to pay if it did not already own these assets, and a discount rate reflecting the risks inherent in the income generation of these assets. The fair value of covenants not-to-compete has been estimated with consideration to the detrimental impact of competition that would arise if these covenants were not in place, adjusted for an estimated probability that such competition would arise.

At this time, the Company estimates of the fair values of intangible assets are still subject to considerable uncertainty, as substantial amounts of Michael’s data must be thoroughly analyzed before more precise valuations can be determined. The Company anticipates that these analyses will be completed during the measurement period following the closing date.

For each 1% change in the valuation of the underlying definite lived intangible assets, we estimate that annual amortization expense would increase or decrease by approximately $22, assuming the useful lives reflected in the table above. To the extent that the useful lives of the underlying definite lived intangible assets were to increase or decrease by one year, we estimate that our annual amortization expense would decrease or increase by approximately $198 or $255, respectively.

b) Property and equipment: As of the effective date of the purchase all property and equipment are required to be measured at fair value. The acquired assets can include assets that are intended to be used in a manner other than their highest and best use. For purposes of the pro forma condensed combined financial information, the Company assumed an in-use premise for all property and equipment in its estimation of fair value. This estimation was determined using cost-based and market-based appraisal methodologies considering the costs associated with the historical purchase of the property and equipment, market prices for similar assets, and estimates of the property and equipment’s age, economic life, and other relevant characteristics. At this time, the Company has not completed the analysis required to be able to estimate all inputs required to perform the fair value estimates with certainty. The Company anticipates that these analyses will be completed during the measurement period following the closing date. The estimated remaining weighted-average useful lives of the underlying property and equipment are estimated to be 5 years.

For each 1% change in the valuation of the underlying depreciable property and equipment, we estimate that annual depreciation and amortization expense would increase or decrease by $5, assuming a weighted-average useful life of 5 years. To the extent that the useful lives of all the underlying depreciable property and equipment were to increase or decrease by one year, we estimate that annual depreciation and expense would decrease or increase by approximately $90 or $135, respectively.

c) Other long-term assets/deferred financing costs: As of the effective date of the purchase, deferred financing costs were written off as all debt of Michael’s, with the exception of certain vehicle capital lease obligations, was paid off.

d) Long-term debt: As of the effective date of the purchase, all of Michael’s debt, with the exception of certain vehicle capital lease obligations were repaid. The transaction was financed with funds drawn from the Company’s revolving credit facilities. The Company used an interest rate of 3.5% to estimate interest expense on these borrowings. For each one eight percent increase or decrease in the interest rate on our revolving credit facility, we estimate that annual interest expense would increase or decrease by approximately $68.

f) Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the estimated consideration paid and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but is generally subject to an impairment test annually or more frequently if an event or circumstance indicates that an impairment loss may have been incurred. The level of goodwill expected to result from the purchase is primarily reflective of Michael’s going-concern value, the value of Michael’s assembled workforce, new customer relationships expected to arise from the purchase, and operational synergies that the Company expects to achieve that would not be available to other market participants.

The premium in the purchase price paid by the Company for the acquisition of Michael’s reflects the creation of a leading specialty food distributor with a more attractive business mix, greater scale and enhanced growth prospects.

4 Pro forma balance sheet adjustments

a. To record disbursement of Michael’s cash to its members.

b. To write-off debt issuance costs of Michael’s.

c. Reflects the step-up in basis of Michael’s property and equipment.

d. Reflects removal of Michael’s historical goodwill and recording of intangible assets for this transaction.

e. Reflects repayment of Michael’s debt totaling $17,134 and drawdown of $54,267 on the Company’s revolving credit facility to pay for the Michael’s acquisition.

f. To record elimination of Michael’s historical equity.

5 Pro forma statement of operations adjustments

a. For the 26 weeks ended June 29, 2012, represents the removal of Michael’s historical depreciation and amortization of $366, the removal of $356 of private equity management fees, the addition of $270 of depreciation expense on the estimated value of Michael’s assets and $1,087 of new amortization for the intangible assets. For the year ended December 30, 2011, represents the removal of Michael’s historical depreciation and amortization of $650, the removal of $552 of private equity management fees, the addition of $540 of depreciation expense on the estimated value of Michael’s assets and $2,174 of new amortization for the intangible assets.

b. For the 26 weeks ended June 29, 2012, represents the removal of $802 of interest expense on Michael’s debt that was paid off at closing offset by $950 of interest incurred by the Company as a result of financing the transaction with borrowings under its revolving credit facility. For the year ended December 30, 2011, represents the removal of $1,949 of interest expense on Michael’s debt that was paid off at closing offset by $1,899 of interest incurred by the Company as a result of financing the transaction with borrowings under its revolving credit facility.

c. Represents the elimination of the gain on Michael’s swap agreement.

d. To adjust the combined effective tax rate to the Company’s effective tax rate.